Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2009 Equity Compensation Plan of Lawson Products, Inc. of our report dated February 25, 2013, except for Note 13, as to which the date is February 20, 2014, with respect to the consolidated financial statements and schedule of Lawson Products, Inc., as of and for the two years in the period ending December 31, 2012 included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

October 10, 2014

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